Exhibit 99.1 Royal Oak Mines Inc. press release, dated October 16, 1997

[Royal Oak Mines Inc. Press Release Letterhead]



                  FOR IMMEDIATE RELEASE FROM KIRKLAND

                           October 16, 1997

-----------------------------------------------------------------------------


               Royal Oak Announces Third Quarter Results

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today the unaudited financial results for the three month and nine month periods ended September 30, 1997. All figures are reported in thousands of Canadian dollars unless otherwise stated.

              Third Quarter and Year-to-Date Highlights

Financial Position

                  September 30, 1997     December 31, 1996     September 30, 1996
Cash                          36,862               197,766                233,042
Total assets                 783,375               821,630                844,950
Net debt (1)                 226,665                46,876                  7,006
Shareholders' equity         388,978               451,366                472,114

(1)  Net debt = Notes payable + current and non-current capital leases - cash

*   Strategic mine closures to improve future profitability of the Company
* Gold production of 94,505 ounces in third quarter, and 284,430 ounces year-to-date
* Cash costs of US$310 per ounce, down 12% from second quarter and 17% from first quarter
* Cash flow before changes in other operating items of $4.2 million in third quarter, and $5.8 million year-to-date
* Realized gold price of US$412 per ounce in third quarter, and US$410 per ounce year-to-date
*   Kemess on track for start-up in six months' time, in April of 1998
* Hope Brook Mine shut down in mid-August of 1997 on depletion of ore reserves
* Colomac operations scheduled for closure at the end of October, 1997, on completion of milling of stockpiled ore



Operating Results

                                          Three months ended          Nine months ended
                                                September 30               September 30
                                          1997          1996          1997         1996
                                         -----         -----         -----        -----
Gold production (ounces)                94,505       104,012       284,430      283,655
Revenue                                 54,116        77,323       160,579      183,169
Cash flow before changes in
     other operating items               4,208        22,515         5,825       40,185
Cash flow before changes in
     other operating items
     per share (C$)                       0.03          0.16          0.04         0.30
Net income (loss)                       (2,362)       10,216       (62,564)      15,321
Net income (loss) per share (C$)         (0.02)         0.07         (0.45)        0.11

Cash cost of production (US$/oz)           310           348           344          337
Average spot gold price (US$/oz)           324           385           339          392
Average realized gold price (US$/oz)       412           543           410          472
Weighted average common shares
     outstanding (millions)            138.910       138.286       138.880      136.099
Period-end common shares
     outstanding (millions)            138.910       138.680       138.910      138.680

Gold production in the third quarter and for the year-to-date was impacted by the closure of both the Hope Brook and Colomac mines. The closure of these mines for economic reasons is expected to improve the future profitability of the Company. Furthermore, the ore reserves at both Hope Brook and Colomac were close to being depleted. As a result of these mine closures, gold production in the third quarter of 94,505 ounces was 9% less than the 104,012 ounces produced in the same period a year earlier. Gold production in the second quarter this year was 104,845 ounces. In the year-to-date period ended September 30, 1997, gold production of 284,430 ounces was similar to the 283,655 ounces produced in the nine-month period in 1996.

Revenue in the third quarter of this year was $54.1 million compared to $77.3 million in the same period of 1996, a decrease of 30%. In the nine-month period ended September 30, 1997, revenue of $160.6 million was 12% lower than revenue of $183.2 million in the same period of 1996. The decrease in revenue in the two periods this year mainly reflected lower realized gold prices, and the lower gold production in the third quarter this year. Realized gold prices in both the third quarter and year-to-date periods were significantly lower, 24% and 13% respectively, than in the same periods last year. In the third quarter last year, the Company took advantage of favourable conditions in the gold market to realize $18.0 million from the one-time buy-back of call options. The latter contributed to hedge gains of $31.8 million in the nine-month period last year.


The cessation of mining operations at Hope Brook and Colomac in the third quarter resulted in generally improved results in the period for the Company. Cash costs of US$310 per ounce in the third quarter were 11% lower than the US$348 per ounce recorded in the same period last year, and were 12% lower than the second quarter cash costs of US$351 per ounce. The Company expects a further reduction in cash costs in the fourth quarter of this year, and anticipates that cash costs at the Pamour and Giant mines will be under US$300 per ounce next year as a result of improved operating efficiencies and cost-saving measures currently being implemented. For the nine-month period ended September 30, 1997, cash costs of US$344 per ounce were comparable to the US$337 per ounce reported in the same period a year ago.

Cash flow before changes in other operating items in the third quarter this year was $4.2 million compared to $22.5 million in the same period of 1996. Net cash provided by operating activities was $34.6 million, or 25 cents a share, in the third quarter this year, compared to $25.6 million, or 19 cents a share, in the same period of 1996. In the nine-month period this year, cash flow before changes in other operating items was $5.8 million compared to $40.2 million in the year-earlier period. Net cash used in operating activities was $37.2 million, or 27 cents a share, compared to net cash provided by operating activities of $41.2 million, or 30 cents a share, in the same period of 1996.

        Kemess Mine Scheduled to Commence Production in April, 1998

Our new Kemess Mine is scheduled to commence production in April of next year. Construction is estimated to be approximately 65% complete. Approximately $384 million of the estimated capital cost of $430 million has now been committed in purchase orders for capital equipment and construction contracts. As at the end of September, the B.C government had reimbursed the Company approximately $100 million of its economic assistance package of up to $166 million, and is current in its payments. The estimated average annual life-of-mine production rate at Kemess is approximately 250,000 ounces of gold at an estimated average cash cost of US$79 per ounce of gold (copper is credited against operating costs at US$1.00 per pound). Mine life, based on mineable ore reserves of approximately 4.1 million ounces of gold, is estimated at approximately 16 years.

                                Outlook

Margaret K. Witte, President and CEO of Royal Oak commenting on the outlook for the Company, said, "We are encouraged by the improvement in our operating results in the third quarter after closing down our Hope Brook and Colomac mines. We have made substantial reductions to our cash costs in successive quarters this year and expect this trend will continue into next year. We are on track to start production at our new Kemess mine in six months' time, in April of next year. Kemess's low-cost production over a long reserve life will improve the profitability of Royal Oak which we expect will increase shareholder value. The exploration potential at Kemess is excellent. The Company is confident that ore reserves can be increased and that mine life will be extended beyond the current 16 years. We continue to defer the development of our other capital projects in this weak gold market in order to conserve cash to ensure completion of the construction of our Kemess Mine. We are excited about the potential for continued growth of our Company from the substantial cash flow that Kemess will generate."


For further information:               or in Europe contact:

Mr. J. Graham Eacott                   Mr. David Williamson
Vice President, Investor Relations     David Williamson Associates Limited
Royal Oak Mines                        International Investor Relations
5501 Lakeview Drive                    15 St. Helen's Place, 3rd Floor
Kirkland, WA 98033-7314                London, England  EC3A 6DE

Telephone:  (425) 822-8992             Telephone:  011-44-171-628-3989
Facsimile:  (425) 822-3552             Facsimile:  011-44-171-920-0563

                     www.royal-oak-mines.com


                             Royal Oak Mines Inc.
                          Consolidated Balance Sheets
                           (unaudited - Cdn$ 000's)
                                                            September 30     December 31
                                                                    1997            1996
                                                                               (audited)
                                                                ========       =========
ASSETS
Current Assets
     Cash and cash equivalents                                  $ 36,862        $197,766
     Marketable securities                                           590             590
     Receivables                                                  60,345          17,492
     Inventories                                                  34,540          61,844
     Prepaid expenses                                              4,625           7,729
                                                                --------        --------
          Total Current Assets                                   136,962         285,421
Property, Plant and Equipment, net                               577,472         482,733
Long-Term Investments                                             58,989          44,255
Deferred Charges and Other Assets                                  9,952           9,221
                                                               ---------       ---------
TOTAL ASSETS                                                    $783,375        $821,630
                                                               =========       =========

LIABILITIES
Current Liabilities
     Accounts payable and accrued liabilities                   $ 63,383        $ 59,065
     Capital leases                                                3,601           2,514
     Deferred revenue                                             10,978          10,994
                                                               ---------       ---------
          Total Current Liabilities                               77,962          72,573
Deferred Revenue and Other Liabilities                            33,358          32,757
Capital Leases                                                    18,198           2,448
Deferred Reclamation Costs                                        22,236          17,622
Senior Subordinated Notes                                        241,728         239,680
Deferred Income Taxes                                                843           5,064
Minority Interest in Subsidiary Companies                             72             120
                                                               ---------       ---------
TOTAL LIABILITIES                                                394,397         370,264
                                                               ---------       ---------
SHAREHOLDERS' EQUITY
Capital Stock
     Common stock
          Authorized - unlimited
           Outstanding - 138,910,263
             (Dec. 31, 1996 - 138,845,263)                      378,989          378,813
Retained Earnings                                                 9,989           72,553
                                                              ---------       ----------
TOTAL SHAREHOLDERS' EQUITY                                      388,978          451,366
                                                              ---------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $783,375         $821,630
                                                              =========       ==========

                                  Royal Oak Mines Inc.
                            Consolidated Statements of Income
                    (unaudited - Cdn$ 000's except per share amounts)


                                                     Three months ended    Nine months ended
                                                           September 30         September 30
                                                     ------------------   ------------------
                                                         1997      1996       1997      1996
                                                     ========  ========   ========  ========
REVENUE                                              $ 54,116  $ 77,323   $160,579  $183,169
                                                     --------  --------   --------  --------

EXPENSES
     Operating                                        40,595     49,587    134,653   130,926
     Royalties and marketing                             357        807      1,228     2,215
     Administrative and corporate                      2,361      2,517      8,557     7,360
     Depreciation and amortization                     4,615      7,371     16,565    18,401
     Reclamation                                       1,247        216      3,623       552
     Exploration and other                             1,299      1,424      3,965     3,833
     Provision for (Recovery of) loss on currency
       and commodity contracts                         4,070       (621)    13,945    (1,597)
                                                    --------   --------   --------  --------
          Total operating expenses                    54,544     61,301    182,536   161,690
                                                    --------   --------   --------  --------
OPERATING INCOME (LOSS)                                 (428)    16,022    (21,957)   21,479

OTHER INCOME (EXPENSE)
     Interest and other income (expense), net           (103)     1,663      2,396     4,166
     Interest expense                                   (140)      (110)      (327)     (213)
     Senior subordinated notes interest               (6,887)    (3,590)   (19,734)   (3,590)
     Senior subordinated notes interest capitalized    5,568      1,926     15,532     1,926
     Foreign currency translation on senior
      subordinated notes                                  --      1,596     (2,048)    1,596
     Write-down of mine assets                            --         --    (39,700)       --
                                                    --------   --------   --------  --------
NET INCOME (LOSS) BEFORE UNDERNOTED                   (1,990)    17,507    (65,838)   25,364

     Income and mining taxes - current                  (313)      (361)      (952)   (1,084)
     Income and mining taxes - deferred                   --     (6,814)     4,221    (8,820)
     Minority interest                                    17          6         48        36
     Equity in income (loss) of associated companies     (76)      (122)       (43)     (175)
                                                    --------   --------   --------  --------
NET INCOME (LOSS)                                     (2,362)    10,216    (62,564)   15,321
RETAINED EARNINGS - BEGINNING OF PERIOD               12,351     83,643     72,553    78,538
                                                    --------   --------   --------  --------
RETAINED EARNINGS - END OF PERIOD                   $  9,989   $ 93,859   $  9,989  $ 93,859
                                                    ========   ========   ========  ========
EARNINGS (LOSS) PER SHARE                           $  (0.02)  $   0.07   $  (0.45) $   0.11
                                                    ========   ========   ========  ========
Weighted average number of
     common shares outstanding (000's)               138,910    138,286    138,880   136,099
                                                    ========   ========   ========  ========

                                Royal Oak Mines Inc.
                          Consolidated Statements of Cash Flow
                               (unaudited - Cdn$ 000's)
                                                          Three months ended    Nine months ended
                                                                September 30         September 30
                                                          ------------------   ------------------
                                                              1997      1996       1997      1996
                                                          ========  ========   ========  ========
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
     Consolidated net income (loss) for the period        $ (2,362)  $10,216   $(62,564)  $15,321
     Items not affecting cash:
          Depreciation and amortization                      4,615     7,371     16,565    18,401
          Reclamation                                        1,248       216      3,624       552
          Deferred income tax                                   --     6,814     (4,221)    8,820
          Provision for (Recovery of) unrealized loss
            on currency and commodity contracts                506      (621)    10,381    (1,597)
          Foreign currency translation on senior
            subordinated notes                                  --    (1,596)     2,048    (1,596)
          Deferred charges and other                           201       115        292       284
          Write-down of mine assets                             --        --     39,700        --
                                                          --------  --------   --------  --------
     CASH FLOW                                               4,208    22,515      5,825    40,185
Net change in other operating items                         30,430     3,098    (43,046)    1,063
                                                          --------  --------   --------  --------
Net cash provided by (used in) operating activities         34,638    25,613    (37,221)   41,248
                                                          --------  --------   --------  --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
     Issue of common shares                                    --      1,940       177    116,298
     Capital lease obligation                              16,277       (655)   15,750        284
     Issuance of senior subordinated notes                     --    239,981        --    239,981
     Cost of senior subordinated notes                       (111)    (8,616)     (129)    (8,616)
     Deferred credits and other                                --     (1,146)       --        340
                                                         --------   --------  --------   --------
Net cash provided by financing activities                  16,166    231,504    15,798    348,287
                                                         --------   --------  --------   --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
     Investment in Kemess capital assets through
       purchase of companies                                  --         --         --   (201,976)
     (Increase) decrease in long-term investments          2,741         --    (15,105)    26,882
     Investment in capital assets through purchase of
       Consolidated Professor Mines Limited                   --        (15)        --    (15,858)
     Investment in other capital assets, net*            (87,823)   (41,972)  (118,559)   (74,188)
     Investment in exploration and non-producing
       properties, net                                      (454)       657     (4,522)    (5,035)
     Change in other assets                                 (660)    (1,648)    (1,295)    (7,919)
                                                        --------  ---------  ---------   --------
Net cash used in investing activities                    (86,196)   (42,978)  (139,481)  (278,094)
                                                        --------  ---------  ---------   --------
INCREASE (DECREASE) IN CASH AND MARKETABLE
     SECURITIES DURING PERIOD                            (35,392)   214,139   (160,904)   111,441
CASH AND MARKETABLE SECURITIES AT BEGINNING OF PERIOD     72,844     39,683    198,356    142,381
                                                        --------  ---------  ---------   --------
CASH AND MARKETABLE SECURITIES AT END OF PERIOD         $ 37,452   $253,822   $ 37,452   $253,822
                                                        ========  =========  =========   ========



* Investment in capital assets is net of B.C. Government assistance